Exhibit 99.1

PRESS RELEASE

Pieris Pharmaceuticals Announces

First Cancer Immunotherapy Collaboration

Agreement with Roche Leverages Proprietary Anticalin® Technology Platform

Boston, MA, December 8, 2015 – Pieris Pharmaceuticals, Inc. (NASDAQ: PIRS), a biotechnology company advancing novel bio therapeutics through its proprietary Anticalin® technology platform, today announced a research collaboration and license agreement with Roche in cancer immunotherapy (CIT). Under the terms of the agreement, Pieris will discover, characterize and optimize Anticalin®-based drug candidates against an undisclosed target. Roche and Pieris will evaluate different drug formats against this target and advance them through preclinical development, with Roche being responsible for IND-enabling activities, clinical development and worldwide marketing of any resulting products. Pieris will receive an upfront payment of CHF 6.5 million (~$6.4 million USD) and committed research funding, and may receive development and regulatory-based milestone payments, sales-based milestone payments as well as mid single-digit to low double-digit royalties on any future product sales. If all milestones and other conditions are met, the total payments to Pieris could surpass CHF 415 million (~$409.3 million USD), excluding royalties.

“Our partnership with Roche is a significant step forward for Pieris,” commented Stephen Yoder, President and CEO of Pieris. “The decision by the leader in the development and commercialization of cancer biologics to collaborate with Pieris underscores the unique potential of Anticalin-based proteins as a differentiated class of immuno-oncology drugs. As we initiate this collaboration, we will continue to vigorously advance our fully proprietary programs, including our lead CD137-HER2 bispecific.”

With its immuno-oncology PRS-300 Series, which remains proprietary to the Company, Pieris is developing bispecific Anticalin-based protein therapeutics against a variety of tumor and immunomodulatory targets. These compounds, including its lead program PRS-343 (CD137/HER2 bispecific), aim to activate the immune system in the tumor microenvironment, with the goal of increasing efficacy as well as improving safety compared to existing approaches. This collaboration represents Pieris’ first partnered immuno-oncology program and leverages Pieris’ capability to address a target in multiple ways through Anticalin-based drug candidates in different formats.

About Pieris Pharmaceuticals:

Pieris Pharmaceuticals is a clinical stage biotechnology company that discovers and develops Anticalin-based drugs to target validated disease pathways in a unique and transformative way. Our pipeline includes immuno-oncology multi-specifics tailored for the tumour micro-environment, an inhaled Anticalin to treat uncontrolled asthma and a half-life-optimized Anticalin to treat anemia. Proprietary to Pieris, Anticalins are a novel class of protein therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies. Anticalin®, Anticalins® are registered trademarks of Pieris. For more information visit www.pieris.com.

About Anticalins:

Anticalins are derived from lipocalins, small human proteins that naturally bind, store and transport a wide spectrum of molecules. Anticalins feature the typical four-loop variable region and a rigidly conserved beta-barrel backbone of lipocalins, which, together, form a shapeable cup-like binding pocket. Proprietary to Pieris, Anticalins are a novel class of protein therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies.

Anticalin®, Anticalins® are registered trademarks of Pieris.

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to novel technologies and methods; our business, research and product development plans; our liquidity and ability to fund our future operations; our ability to achieve certain milestones and receive future milestone or royalty payments; or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business, research and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates; competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company’s Quarterly Reports on Form 10-Q.

Company Contact:	Investor Relations Contact:
Pieris Pharmaceuticals, Inc.	The Trout Group
Darlene Deptula-Hicks	Thomas Hoffmann
SVP and Chief Financial Officer	+1-646-378-2931
+1-603-553-5803	thoffmann@troutgroup.com
deptula@pieris.com

or

Media Inquiries:	The Del Mar Consulting Group, Inc.
Gretchen Schweitzer	Robert Prag, President
+49 172 861 8540	+1-858-794-9500
gschweitzer@macbiocom.com	bprag@delmarconsulting.com

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